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                              MONETTA FUND, INC.

                            Articles Supplementary
                            ----------------------

          Monetta Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

          FIRST: (a) The total number of shares of stock which the corporation was heretofore authorized to issue is 5,000,000 shares, all of one class, of the par value of $.01 per share and of the aggregate par value of $50,000.

                  (b) The total number of shares of stock which the corporation is authorized to issue is increased to 7,500,000 shares, par value $.01 per share, and the aggregate par value of the authorized shares is increased to $75,000.

          SECOND: The corporation is registered as an open-end company under the Investment Company Act of 1940.

          THIRD: The total number of shares of capital stock that the corporation has authority to issue was increased by the board of directors in accordance with Section 2-105(c) of the Maryland General Corporation Law on February 4, 1992.

          IN WITNESS WHEREOF, Monetta Fund, Inc. has caused these articles to be signed in its name and on its behalf by its president and attested by its secretary on February 4, 1992.



                                MONETTA FUND, INC.


                                By /s/ Robert S. Bacarella
                                   -------------------------
                                       Robert S. Bacarella
                                          President


Attest:


/s/ Valerie A. LeFevre
------------------------
    Valerie A. LeFevre
        Secretary